AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 19, 2024.
REGISTRATION NO. 333-
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-8
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933
ALAMOS GOLD INC.
(Exact name of registrant as specified in its charter)

ONTARIO, CANADA	NOT APPLICABLE
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
Brookfield Place, 181 Bay Street, Suite 3910
Toronto, Ontario, Canada, M5J 2T3
(416) 368-9932
(Address of principal executive offices)
____________________
Alamos Gold Inc. Legacy Stock Option Plan (Argonaut)
(Full title of the plan)
___________________
Corporation Service Company
80 State Street, Albany, New York, 12207-2543
(800) 927-9800
(Name, address and telephone number, including area code, of agent for service)
Copies to:

Nils F. Engelstad, Esq. Alamos Gold Inc. Brookfield Place 181 Bay Street, Suite 3910 Toronto, Ontario, M5J 2T3 (416) 368-9932	Mile T. Kurta, Esq. Christopher Bornhorst, Esq. Torys LLP 1114 Avenue of the Americas, 23rd Floor New York, NY 10036 (212) 880-6000	Kevin M. Morris, Esq. Braden Jebson, Esq. Torys LLP 79 Wellington St. W Toronto, Ontario M5K 1N2 (416) 865-7666

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☐
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act ☐

EXPLANATORY NOTE
Pursuant to an arrangement agreement, dated as of March 27, 2024, between Alamos Gold Inc. (the “Registrant”) and Argonaut Gold Inc. (“Argonaut”), as amended on May 25, 2024 (the “Arrangement Agreement”), the Registrant acquired all of the issued and outstanding common shares of Argonaut (“Argonaut Shares”) pursuant to a plan of arrangement (the “Plan of Arrangement”) under the Business Corporations Act (Ontario) (the “Arrangement”). The Arrangement closed on July 12, 2024 (the “Effective Time”).
Pursuant to the Plan of Arrangement, each option to purchase Argonaut Shares under Argonaut’s incentive plan that was outstanding immediately prior to the Effective Time of the Arrangement was exchanged for an option to purchase from the Registrant 0.0185 of a Class A common share of the Registrant (each, a “Common Share”) under the Registrant’s Legacy Stock Option Plan (Argonaut) (the “Option Plan”).
This Form S-8 is being filed to register the issuance of 25,460 Common Shares underlying the options granted under the Option Plan.
PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS
The documents containing the information specified in Item 1 and Item 2 of Part I of Form S-8 will be delivered to participants as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). In accordance with the rules and regulations of the Commission and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.
PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3.    Incorporation of Documents by Reference.
The following documents, which have heretofore been filed by the Registrant with the Commission pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated by reference herein and shall be deemed to be a part hereof:
(a)    the Registrant’s Annual Report on Form 40-F (File No. 001-35783) for the fiscal year ended December 31, 2023, which includes its audited consolidated financial statements for such fiscal year (filed as Exhibit 99.3 thereto) and a description of its Class A common shares in its annual information form (filed as Exhibit 99.1 thereto);
(b)    the Registrant’s Report on Form 6-K furnished on April 25, 2024 (Exhibits 99.2 and 99.3 only);
(c)    the Registrant’s Report on Form 6-K furnished on April 12, 2024 (Exhibit 99.1 only);
(d)    all other reports filed by the Registrant under Section 13(a) or 15(d) of the Exchange Act since December 31, 2023; and
(e)    the Registrant’s report on Form 8-K12G3 filed with the Commission on July 2, 2015, relating to the registration of its Class A common shares under the Exchange Act.
In addition, all reports and documents filed by the Registrant under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities being offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in and to be part of this Registration Statement from the date of filing of each such document, provided that reports on Form 6-K shall be so deemed incorporated by reference only if and to the extent indicated in such reports.
Any statement contained in a document or report incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this Registration Statement to the extent that a statement contained herein (or in any other subsequently filed document or report which also is incorporated or deemed to be incorporated by reference herein) modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
Item 4.    Description of Securities.
Not applicable.
Item 5.    Interests of Named Experts and Counsel.
Not applicable.
Item 6.    Indemnification of Directors and Officers.
Under the Business Corporations Act (Ontario), the Registrant may indemnify a director or officer of the Registrant, a former director or officer of the Registrant or another individual who acts or acted at the Registrant’s request as a director or officer, or an individual acting in a similar capacity, of another entity, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the individual in respect of any civil, criminal, administrative, investigative or other proceeding in which the individual is involved because of that association with the Registrant or other entity, on the condition that (i) such individual acted honestly and in good faith with a view to the best interests of the Registrant or, as the case may be, to the best interests of the other entity for which the individual acted as a director or officer or in a similar capacity at the Registrant’s request; and (ii) if the matter is a criminal or administrative action or proceeding that is enforced by a monetary penalty, the Registrant shall not indemnify the individual, unless the individual had reasonable grounds for believing that his or her conduct was lawful.
Further, the Registrant may, with the approval of a court, indemnify an individual in respect of an action by or on behalf of the Registrant or other entity to obtain a judgment in its favour, to which the individual is made a party because of the individual’s association with the Registrant or other entity as a director or officer, a former director or officer, an individual who acts or acted at the Registrant’s request as a director or officer, or an individual acting in a similar capacity, against all costs, charges and expenses reasonably incurred by the individual in connection with such action, if the individual fulfills the conditions set out in paragraph (i) above. Such individuals are entitled to indemnification from the Registrant as a matter of right in respect of all costs, charges and expenses reasonably incurred by the individual in connection with the defence of any civil, criminal, administrative, investigative or other proceeding to which the individual is subject because of the individual’s association with the Registrant or other entity, provided the individual seeking an indemnity: (A) was not judged by a court or other competent authority to have committed any fault or omitted to do anything that the individual ought to have done; and (B) fulfills the conditions set out in paragraphs (i) and (ii) above.
In accordance with the Business Corporations Act (Ontario), the by-laws of the Registrant indemnify a director or former director, an officer or former officer, an individual who acts or acted at the Registrant’s request as a director or officer of a body corporate or an individual acting in a similar capacity of another entity, or the respective heirs and legal representatives of each of the persons previously designated (each, an “Indemnified Person”) against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, which that Indemnified Person reasonably incurs in respect of any civil, criminal or administrative, investigative or other proceeding to which that Indemnified Person is made a party by reason of being or having been a director or officer of the Registrant or of a body corporate or by reason of having acted in a similar capacity for an entity if:
(a)    the Indemnified Person acted honestly and in good faith with a view to the best interests of the Registrant or as the case may be, to the interest of the other entity; and
(b)    in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the Indemnified Person had reasonable grounds for believing the conduct was lawful.
The Registrant maintains directors’ and officers’ liability insurance which insures directors and officers for losses as a result of claims against the directors and officers of the Registrant in their capacity as directors and officers and also reimburses the Registrant for payments made pursuant to the indemnity provisions under the by-laws of the Registrant and the Business Corporations Act (Ontario).
Insofar as indemnification for liabilities arising under the Securities Act, may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the U.S. Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.
In addition, the Registrant has agreed to maintain a directors’ and officers’ insurance and indemnification policy (or an equivalent “tail” insurance policy) for present and former officers and directors of the Registrant and its subsidiaries with respect to facts or events occurring prior to arrangement completion, subject to certain limitations.
Item 7.    Exemption from Registration Claimed.
Not applicable.
Item 8.    Exhibits.
A list of exhibits included as part of this Registration Statement is set forth in the Exhibit Index to this Registration Statement.
Item 9.    Undertakings.
The undersigned Registrant hereby undertakes:
(1)    to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i)    to include any prospectus required by section 10(a)(3) of the Securities Act of 1933;
(ii)    to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and
(iii)    to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;
provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference into this Registration Statement;

(2)    that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and
(3)    to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in such Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the city of Toronto, Ontario in Canada, on July 19, 2024.

ALAMOS GOLD INC.
By:	/s/ John A. McCluskey
Name: John A. McCluskey Title: President and Chief Executive Officer

POWER OF ATTORNEY
KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints John A. McCluskey, Gregory Fisher and Nils F. Engelstad and each of them, individually, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, in connection with this Registration Statement, including to sign in the name and on behalf of the undersigned, this Registration Statement and any and all amendments thereto, including post-effective amendments, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such attorneys-in-fact and agents full power and authority to do and to perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated on July 19, 2024.

Signature	Title

/s/ John A. McCluskey	President, Chief Executive Officer and Director (principal executive officer)
John A. McCluskey

/s/ Gregory Fisher	Chief Financial Officer (principal financial and accounting officer)
Gregory Fisher

/s/ Paul J. Murphy	Chairman and Director
Paul J. Murphy

/s/ Elaine Ellingham	Director
Elaine Ellingham

/s/ David Fleck	Director
David Fleck

/s/ David Gower	Director
David Gower

/s/ Claire Kennedy	Director
Claire Kennedy

/s/ Monique Mercier	Director
Monique Mercier

/s/ J. Robert S. Prichard	Director
J. Robert S. Prichard

/s/ Shaun Usmar	Director
Shaun Usmar

AUTHORIZED UNITED STATES REPRESENTATIVE
Pursuant to the requirements of the Securities Act, the undersigned, the Registrant’s duly authorized representative in the United States has signed this Registration Statement on July 19, 2024.

AuRico Gold (USA) Inc.
By:	/s/ Gregory Fisher
Name: Gregory Fisher Title: Chief Financial Officer

EXHIBIT INDEX

Exhibit	Description of Exhibit

5.1	Opinion of Torys LLP

23.1	Consent of KPMG LLP

23.2	Consent of Torys LLP (included in the opinion filed as Exhibit 5.1)

23.3	Consent of Jeffrey Volk

23.4	Consent of Christopher Bostwick

23.5	Consent of Marc Jutras

23.6	Consent of Herbert Welhener

23.7	Consent of Scott R.G. Parsons

23.8	Consent of Tyler Poulin

23.9	Consent of Nathan Bourgeault

24.1	Powers of Attorney (included on signature page hereto)

99.1	Alamos Gold Inc. Legacy Stock Option Plan (Argonaut)

107	Filing Fee Table